EXHIBIT 10.13
FINAL

North Carolina	)	7/28/04
	)	FIRST AMENDMENT TO LEASE
Mecklenburg County	)
     THIS FIRST AMENDMENT TO LEASE, made and entered into this 5 day of August , 2004, by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina Limited Partnership, hereinafter referred to as “Landlord” and STRATEGIC OUTSOURCING, INC., a Delaware Corporation, hereinafter referred to as “Tenant”. Tenant currently leases from Landlord office space in the amount of approximately 16,878 rentable square feet known as Suite 140 (the “Premises”), in what is sometimes called the Fourteen Parkway Plaza Building (the “Building”) located at 5260 Parkway Plaza Boulevard, Charlotte, North Carolina.
W I T N E S S E T H:
     WHEREAS, Landlord and Tenant entered in to a Lease (the “Lease”) dated May 26, 2000. Said Lease is incorporated herein by reference as if set forth in this First Amendment to Lease in full.
     WHEREAS, Landlord and Tenant desire amend the Lease in order to: expand the Premises by adding approximately 2,367 rentable square feet (the “Expansion Space”) so that after the addition of the Expansion Space the Premises shall consist of approximately 19,245 rentable square feet all located within the Building; to provide for the renovation of the Premises; and to make certain other alterations and modifications to the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, Landlord and Tenant hereby agree as follows:
     1. Recitals. The foregoing recitals are true and are incorporated into this First Amendment.
     2. Definitions. Unless otherwise defined in this First Amendment, all capitalized terms used in this First Amendment shall have the respective meaning ascribed to them in the Lease.
     3. Amendments. Landlord and Tenant hereby agree that the Lease shall be amended as follows:
     3.1 Term. The commencement date for the Expansion Space shall be January 1, 2005 (“Expansion Space Commencement Date”). The Term of the Lease (for all of the Premises including the Expansion Space) is hereby extended for fifty-nine (59) months and as such the Expiration Date of the Lease is hereby amended to be December 31, 2010.

     3.2 Premises. As of the Expansion Space Commencement Date, the rentable square footage of the Premises is hereby amended by adding approximately 2,367 rentable square feet, such that the Premises shall contain a total of approximately 19,245 rentable square feet. The Premises, including the Expansion Space, is shown on Exhibit A, attached hereto.
     3.3 Base Rent. Section 4.1 of the Lease, is hereby amended to provide that commencing on the Expansion Commencement Date the minimum base rent for the remainder of the Term shall be as set forth in the following schedule:

		Rate	Annual	Monthly
From	Through	RSF	Amount	Installment
January 1, 2005	December 31, 2005	$13.50	$259,807.56	$21,650.63
January 1, 2006	December 31, 2006	$13.50	$259,807.56	$21,650.63
January 1, 2007	December 31, 2007	$16.13	$310,421.88	$25,868.49
January 1, 2008	December 31, 2008	$16.45	$316,580.28	$26,381.69
January 1, 2009	December 31, 2009	$16.79	$323,123.52	$26,926.96
January 1, 2010	December 31, 2010	$17.14	$329,859.36	S27,488.28
If Landlord, for any reason, cannot deliver possession of the Expansion Space to Tenant on the Expansion Space Commencement Date, then the Expansion Space Commencement Date, Expiration Date, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord’s delivery of possession of the Expansion Space to Tenant. Any such delay shall not relieve Tenant of its obligations under this Lease (except however the minimum base rent schedule set forth above in Section 3.3 shall not commence until the delivery of possession of the Expansion Space), and neither Landlord nor Landlord’s agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession. Unless otherwise specified in the Workletter attached as Lease Addendum Number One, “delivery of possession” of the Premises shall mean the earlier of: (i) the date Landlord has the Expansion Space ready for occupancy by Tenant as evidenced by a permanent or temporary Certificate of Occupancy issued by proper governmental authority, or (ii) the date Landlord could have had the Expansion Space ready had there been no Delays attributable to Tenant.
Until the Expansion Space Commencement Date Tenant shall continue to pay Minimum Base Rent as provided in Section 4.1 of the Lease.
     3.4 Operating Expense Stop. Effective as of the Expansion Space Commencement Date, Lease Addendum Number Three “Expense Stop” of the Office Lease Agreement shall be replaced with Exhibit B Base Year Operating Expenses which is attached hereto and incorporated herein by reference. Tenant shall remain liable for all obligations under the above referenced Lease Addendum Number Three “Expense Stop” accuring up to the Expansion Space Commencement Date.
     3.5 Rent Payment Address. Unless notified to the contrary by Landlord in writing, Tenant shall send all Rent payments to Landlord at the following address:
Highwoods Properties, Inc.
P.O. Box 409400
Atlanta, Georgia 30384.
     3.6 Access Cards. Effective as of January 1, 2005, Landlord shall provide an additional twelve (12) after hour access cards to the Premises.
     3.7 Tenant Improvements. Landlord shall provide Tenant with One Hundred Ninety Four Thousand Dollars and 00/100 ($194,000.00) (the “Tenant Improvement Allowance”), to be used to design, engineer, install, supply and otherwise to construct the certain Tenant Improvements in the Premises. Such work shall be completed in accordance with the general terms of the Workletter attached hereto as Exhibit C. Landlord shall be entitled to receive a Construction Supervision Fee equal to Two Thousand Three Hundred Dollars ($2,300.00), which fee shall be deducted from the Tenant Improvement Allowance. The scope of the improvements shall include: construction of the Expansion Space, renovations to Tenant’s existing Premises, relocating the common corridor, providing a new entrance to the building (including any sidewalk construction required to meet code) and installing a 125 KW 277/480 volt diesel generator (the “Diesel Generator System”). The terms and conditions regarding installation, maintenance, use and removal of the Diesel Generator System shall be as provided in Exhibit C attached hereto.
     3.8 Brokerage Commissions.
     (a) Broker. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, other than Chase Monroe c/o Keystone Partners (the “Broker”).
     (b) Landlord’s Obligation. Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Lease pursuant to Landlord’s separate agreement with the Broker.
     (c) Indemnity. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this Section shall survive the termination of this Lease.
     3.9 Option to Renew. Tenant shall have the right and option to renew the Lease (the “Renewal Option”) for one (1) additional period of five (5) years (the “Renewal Lease Term”); provided however such Renewal Option is contingent upon the following (i) Tenant is not in default at the time Tenant gives Landlord written notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date or the expiration of any Renewal Lease Term, Tenant has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Tenant is not disqualified by multiple defaults as provided in the Lease; and (v) Tenant is occupying the Premises. Tenant shall exercise the Renewal Option by giving Landlord written notice at least one hundred eighty (180) days prior to the Expiration Date. If Tenant fails to give such notice to Landlord prior to said existing day period, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during this Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease.
     The Base Rent for the Renewal Lease Term shall be at a market rate to be negotiated at the time Tenant gives notice of its exercise of the Renewal Option and if such rate is not agreed upon within ninety (90) days of such notice, then neither party shall have any obligations to the other under this Renewal Option.
     4. Amendment to Lease. The foregoing is an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this First Amendment, the Lease shall remain in full force and effect.
     5. Exhibits. The following Exhibits are attached hereto and incorporated herein by reference:
Exhibit A – Premises
Exhibit B — Base Year Operating Expenses
Exhibit C – Workletter
Exhibit D — Diesel Generator System
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease or have caused their duly authorized representatives to execute same in three (3) original counterparts, as of the day and year first above written.

LANDLORD	TENANT

HIGHWOODS REALTY LIMITED	STRATEGIC OUTSOURCING, INC.
PARTNERSHIP
a North Carolina Limited Partnership	a Delaware Corporation

By: Highwoods Properties, Inc.
a Maryland Corporation
Its: General Pac

By:	/s/	By:	/s/ Michael W. Willson

	Its: Senior Vice President		Its: Vice President of Finance

	Witness: /s/ Melissa J. Davids	Witness: /s/ James T. Cain

	(signature)		(signature)

	Melissa J. Davids	James T. Cain

	(print name)	(print name)

EXHIBIT A
PREMISES
(ATTACHED)

FINAL
EXHIBIT 10.13

Fourteen Parkway Plaza
5260 Parkway Plaza Blvd.
Charlotte, NC 28217

Ralph Oldham
(704) 357-8873

First Floor

HIGHWOODS PROPERTIES

Disclaimer: The above floor plans are not to scale. The available space shown is believed to be correct but is subject to change.

EXHIBIT B
BASE YEAR OPERATING EXPENSES
ADDITIONAL RENT — OPERATING EXPENSE PASS THROUGHS. For the calendar year commencing on January 1, 2005 and for each calendar year thereafter, Tenant shall pay to Landlord as Additional Rent, Tenant’s Proportionate Share of any increase in Operating Expenses (as hereinafter defined) incurred by Landlord’s operation or maintenance of the Building during calendar year 2004 (the “Base Year”). Tenant’s Proportionate Share shall be calculated by dividing the approximately 19,245 rentable square feet of the Premises by the approximately 91,000 net rentable square feet of the Building, which equals 21.15%. If during any calendar year the occupancy of the rentable area of the Building is less than full, then Operating Expenses (as hereinafter defined) will be adjusted for such calendar year at a rate of 95% occupancy.
As used herein, the term “Operating Expenses” shall mean direct costs of operation, repair and maintenance as determined by standard accounting practices, including, but not limited to ad valorem real and personal property taxes, hazard and liability insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, management fees (but not including the cost of management personnel above the level of Property Manager), and common area expenses; provided, however, the term “Operating Expenses” shall not include depreciation on the Building or equipment therein, interest, executive salaries, real estate brokers’ commissions, or other expenses that do not relate to the operation of the Building. The annual statement of Operating Expenses shall be accounted for and reported in accordance with generally accepted accounting principles (the “Annual Statement”). “Operating Expenses” shall not include more than a five (5%) percent annual increase in “controllable Operating Expenses” from one calendar year to the next. For purposes of this Addendum, “controllable Operating Expenses” are defined as and limited to the following expenses only: (1) the salaries of onsite personnel in the direct employment of the Landlord or its property manager who perform operational, repair or maintenance activities in connection with the Building; and (2) the compensation rate for the Landlord’s property manager. For the purposes of calculating the Base Year expenses and any increase in Tenant’s Operating Expenses, Landlord acknowledges and agrees that the property management fees charged to Tenant by the Landlord shall be capped annually at three (3%) percent of the gross rental income for the Building.
For the calendar year commencing on January 1, 2005 and for each calendar year thereafter during the Term, Landlord shall estimate the amount the Operating Expenses shall increase for such calendar year above the Operating Expenses incurred during the Base Year. Landlord shall send to Tenant a written statement of the amount of Tenant’s Proportionate Share of any estimated increase in Operating Expenses and Tenant shall pay to Landlord, monthly as Additional Rent, Tenant’s Proportionate Share of such increase in Operating Expenses. Within ninety (90) days after the end of each calendar year, Landlord shall send a copy of the Annual Statement to Tenant. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent in a lump sum as owed or Landlord shall adjust Tenant’s Rent payments if Landlord owes Tenant a credit, such payment or adjustment to be made within thirty (30) days after the Annual Statement is received by Tenant. After the Expiration Date, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed or if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year).
Provided no default by Tenant is then outstanding, Tenant, at Tenant’s sole cost and expense (except as stated below), shall have the right, to be exercised by written notice given to Landlord within thirty (30) days after receipt of Landlord’s Annual Statement, for the preceding calendar year, to audit Landlord’s books and records pertaining to such Operating Expenses, provided such audit commences within thirty (30) days after Tenant’s notice to Landlord and thereafter proceeds regularly and continuously to conclusion, but in no event later than sixty (60) days following commencement of the audit, and, provided further, that such audit does not unreasonably interfere with the conduct of Landlord’s business, and provided, further, that such audit shall be performed either by Tenant or a certified public accounting firm but specifically not by any firm the compensation of which is on a contingent basis. Landlord agrees to cooperate in good faith with Tenant in the conduct of any such audit. To the extent such audit reveals an underpayment or over payment by Tenant of Operating Expenses, Landlord and Tenant shall promptly make the appropriate adjustments for said over payment or underpayment to be paid to the other party. If any such audit reveals that the amount of Operating Expenses billed to Tenant is more than five percent (5%) in excess of Tenant’s Share of actual Operating Expenses, then Landlord shall pay fifty percent (50%) of the reasonable costs and expenses incurred by Tenant in connection with such audit. Tenant agrees on behalf of Tenant, its employees and agents (including any entity conducting such audit) that any and all information obtained from Landlord’s records, as well as the results of any audit, shall be held in confidence and shall not be disclosed to any third party except as may be specifically required for the limited purpose of enforcing Tenant’s rights under the Lease.

EXHIBIT C
WORKLETTER
     WORKLETTER. This Exhibit B (the “Workletter”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed prior to the Expansion Space Commencement Date (“Tenant Improvements”). This Workletter contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Expansion Space Commencement Date.
     In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:
         1. Allowance. Landlord agrees to provide an allowance of up to $194,000.00, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the “Allowance”). Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance.
         2. Space Planning, Design and Working Drawings. On Tenant’s behalf, Landlord shall select architects and engineers (“Architect”), who will do the following at Tenant’s expense (which expense may be deducted from the Allowance):
     a. Attend a reasonable number of meetings with Tenant and Landlord’s agent to define Tenant’s requirements. The Architect shall provide one complete space plan. Tenant shall approve such space plan, in writing, within ten (10) days after receipt of the space plan.
     b. Complete construction drawings for Tenant’s partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.
     c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.
     d. All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord’s prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord’s prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however,

Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays. Landlord may condition its approval of the Plans if: (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.
     3. Tenant Plan Delivery Date.
     a. Tenant acknowledges that the Architect is acting on behalf of the Tenant and that Tenant (not Landlord) is responsible for the timely completion of the Plans.
     b. Tenant covenants and agrees to deliver to Landlord the final Plans for the Tenant Improvements on or before August 1, 2004 (the “Tenant Plan Delivery Date”). Time is of the essence in the delivery of the final Plans. It is vital that the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements within the time frame provided in the Lease.
     4. Work and Materials at Tenant’s Expense. On Tenant’s behalf, Landlord shall select a licensed general contractor or contractors (the “Contractor”) to construct and install the Tenant Improvements in accordance with the Plans (the “Work”) at Tenant’s expense (which expense may be deducted from the Allowance). Tenant agrees that the Contractor may be an affiliate of Landlord. Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.
     a. Prior to commencing Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor’s cost for completing the Work (including the Contractor’s general conditions, overhead and profit) and (ii) a construction supervision fee of Two Thousand Three Hundred Dollars and 00/10 ($2,300.00) to be paid to Landlord manage and oversee the work to be done on Tenant’s behalf. Tenant shall have five (5) business days to review and approve the cost of the Work. Landlord shall not authorize the Contractor to proceed with the work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.
     b. Any changes in the approved cost of the Work shall be by written change order signed by the Tenant. Tenant agrees to process change orders in a timely fashion. Tenant acknowledges that the following items may result in change orders:

     i. Municipal or other governmental inspectors require changes to the Premises such as additional exit lights, fire damper or whatever other changes they may require. In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.
     ii. Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented. Any delays caused by such changes shall not delay the Commencement Date of the Lease.
     iii. Any errors or omissions in the Plans or specifications which require changes. Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant, and shall not delay the commencement date of the Lease.
     iv. Materials are not readily available, require quick ship charges, or require substitution.
     v. The upfit schedule requires Express Review to get permits, which will increase the costs of the permitting process.
     c. All work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.
     d. The contractor shall use reasonable efforts to complete the Tenant Improvements by January 1, 2005.
     5. Signage and Keys. Landlord shall provide the following in accordance with building standards at Tenant’s Expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.
     6. Expansion Space Commencement Date.
     a. The Expansion Space Commencement Date shall be the date when the work to be performed by Contractor pursuant to the Plans approved by Landlord and Tenant has been substantially completed (excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant’s use of the Premises — i.e., “punch list items”), and the Landlord delivers possession of the Premises to Tenant in accordance with Section 3.3 of the First Amendment to Lease.

     b. Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:
     i. Tenant’s failure to approve the space plan within the time specified;
     ii. Tenant’s failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;
     iii. Tenant’s failure to approve Landlord’s cost estimates within the time specified;
     iv. Tenant’s failure to timely respond to change orders;
     v. Tenant’s changes in the Tenant Improvements or the Plans (notwithstanding Landlord’s approval of any such changes);
     vi. Tenant’s request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;
     vii. Inability to obtain materials, finishes or installations requested by Tenant that are not part of the Building Standard Improvements;
     viii. The performance of any work by any person, firm or corporation employed or retained by Tenant; or
     ix. Any other act or omission by Tenant or its agents, representatives, and/or employees;
then, in any such event, for purposes of determining the Expansion Space Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and Architect determine that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.
     7. Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements. Tenant will be billed for such costs and expenses as follows: (i) N/A of such costs and expenses shall be due and payable upon Tenant’s approval of the cost estimates for the Tenant Improvements; (ii) N/A of such costs and expenses shall be due and payable when such work is substantially completed and the Premises are ready for delivery to Tenant; (iii) one hundred percent (100%) of such costs and expenses shall be due and payable upon final completion of all punch list items.

     8. Repairs and Corrections. Landlord shall select a Contractor who will provide Tenant a one-year warranty from the date of delivery of the Premises, transferable to Tenant, for defective workmanship and materials. All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred to Tenant, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.
     9. Inspection of Premises: Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.
     10. Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.

EXHIBIT D
DIESEL GENERATOR SYSTEM
Tenant shall have the right at Tenant’s sole cost and expense (which may be deducted from Tenant’s Allowance), subject at all times to compliance with the terms of this Exhibit C, to install at the Building to service the Premises, an above ground emergency 277/480 volt diesel generator with an approximate capacity of 125 KW and associated systems related directly thereto, (hereinafter collectively referred to as the “Diesel Generator System”). Tenant agrees that the location, construction and installation of the Diesel Generator System for the Building shall be subject to the prior written approval by Landlord. Tenant shall submit detailed plans and specifications for the Diesel Generator Systems for the Building to Landlord for its review, and if approved by Landlord, for Landlord’s approval prior to the commencement of any construction. Tenant agrees that Landlord shall have the right to require Tenant to make changes in Tenant’s plans and specifications for the Diesel Generator System to avoid any adverse effects to the Premises, the Building, the tenants of the Building or any of the other buildings within Parkway Plaza. It is understood and agreed that any Diesel Generator System must be installed only at the Building and that the Diesel Generator System shall not serve any locations other than the Premises.
Tenant acknowledges and agrees that in addition to any approval given by Landlord, in the event that fuel or lubricating oil storage tank(s) and dispensing or distribution systems are installed as part of or related to the Diesel Generator System then Tenant, at its sole expense, shall:
     (i) Ensure that the storage tanks and dispensing systems are installed, operated and maintained in accordance with all applicable federal, state, county, municipal and industry codes, statutes, standards and regulations, including, but not limited to federal and state environmental statutes and regulations; and
     (ii) File any notices for storage tanks or distribution systems required by any federal, state, county or city statutes or regulations indicating that Tenant is both the owner and operator of said tanks and systems; and
     (iii) Employ systems and mechanisms to detect leakage and prevent groundwater contamination, including, but not limited, to the installation of containment vaults or enclosures to prevent the release of any contaminants to the soil or the groundwater; and
     (iv) Test the Diesel Generator Systems only on Saturdays and Sundays.
At the expiration or termination of the Lease Agreement, or upon the breach of any provision of this Exhibit C, the Landlord shall have the right to require Tenant, at its sole expense, to (a) remove the Diesel Generator System, including without limitation, all storage tanks and dispensing systems, from the Property, (b) restore the Property, the Building and the Premises, to its original condition as it existed prior to the installation of the Diesel Generator System, including without limitation the installation of any landscaping, (c) perform all applicable testing, to Landlord’s reasonable satisfaction, to verify that the surrounding soil and groundwater have not been contaminated with gasoline, oil, diesel fuel, other petroleum products or any other materials stored or used in said Diesel Generator System or tanks, and (d) clean up or decontaminate any contaminated soil or ground water.
Except as set forth below, Tenant shall retain ownership of any storage tanks and dispensing systems that it installs in or on the Premises, Building or Property. At the expiration or termination of the Lease, or upon the breach of any provision of this Exhibit C, Landlord shall have the right to require Tenant to leave the Diesel Generator System and to execute any documentation necessary to transfer ownership thereof to Landlord, without the payment of any further consideration by Landlord.
Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s tenants from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, fines and expenses, including without limitation reasonable attorneys’ fees, resulting from the installation, maintenance, operation, existence, or removal of the Diesel Generator System.